                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULES 13d(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                        PURSUANT TO RULE 13d-2(b) AND (d)
                                (Amendment No.1)

                                 Stamps.com Inc.
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                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    852857101
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                                 (CUSIP Number)


                                November 19, 2001
--------------------------------------------------------------------------------
                  (Date of Event which Requires Filing of this
                                   Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)

                                [X] Rule 13d-1(c)

                                [ ] Rule 13d-1(d)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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                                  SCHEDULE 13G

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CUSIP NO.             852857101                                                                                   PAGE 2 OF 4 PAGES
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1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          -------------------------------------------------------------------------------------------------------------------------
          Lloyd I. Miller, III                                     ###-##-####
          -------------------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                         (a)      [ ]

                                                                                                                    (b)      [ ]
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3         SEC USE ONLY

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4         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
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           NUMBER OF             5       SOLE VOTING POWER
            SHARES
         BENEFICIALLY                    3,901,861
           OWNED BY             ---------------------------------------------------------------------------------------------------
             EACH
           REPORTING             6       SHARED VOTING POWER
            PERSON
             WITH                        1,316,088
                                ---------------------------------------------------------------------------------------------------
                                 7       SOLE DISPOSITIVE POWER

                                         3,901,861
                                ---------------------------------------------------------------------------------------------------
                                 8       SHARED DISPOSITIVE POWER

                                         1,316,088
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9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          5,217,949
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10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                                         [ ]

-----------------------------------------------------------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          10.3%
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12       TYPE OF REPORTING PERSON

         IN-IA-OO**
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

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

** See Item 4.


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                                                                     Page 3 of 4


Item 1(a).   Name of Issuer:
             Stamps.com Inc.

Item 1(b).   Address of Issuers's Principal Executive Offices:
             3420 Ocean Park Boulevard, Suite 1040
             Santa Monica, California 90405

Item 2(a).   Name of Person Filing:
             Lloyd I. Miller, III

Item 2(b).   Address of Principal Business Office or, if None, Residence:
             4550 Gordon Drive, Naples, Florida 34102

Item 2(c).   Citizenship:
             U.S.A.

Item 2(d).   Title of Class of Securities:
             Common Stock

Item 2(e).   CUSIP Number:
             852857101

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b) OR 13d-2(b) or (c), CHECK WHETHER THE PERSON FILING IS A:

             Not Applicable, this statement is filed pursuant to 13d-1(c)


Item 4. OWNERSHIP: The reporting person shares dispositive and voting power with respect to 1,316,088 of the reported securities as the investment adviser to the trustee of certain family trusts. Lloyd
             I. Miller, III has sole dispositive and voting power with respect to 3,901,861 of the reported securities (i) as an individual, (ii) as the manager of a limited liability company that is the general partner of certain limited partnerships and (iii) as the trustee of a grantor annuity trust.

             (a)   5,217,949

             (b)   10.3%

             (c)   (i) sole voting power: 3,901,861

                   (ii) shared voting power: 1,316,088

                   (iii) sole dispositive power: 3,901,861

                   (iv) shared dispositive power: 1,316,088

Item 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

             Not Applicable

Item 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

             Persons other than Lloyd I. Miller, III have the right to receive dividends from, or the proceeds from the sale of, the reported securities. None of these persons has the right to direct such dividends or proceeds.

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                                                                     Page 4 of 4


Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
             COMPANY:

             Not Applicable

Item 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

             Not Applicable

Item 9.      NOTICE OF DISSOLUTION OF GROUP:

             Not Applicable

Item 10.     CERTIFICATION:

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         Dated: November 27, 2001                       /s/ Lloyd I. Miller, III
                                                            --------------------
                                                            Lloyd I. Miller, III